Exhibit 8.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization

●	Guardforce AI Holdings Limited (BVI), a BVI company

●	Guardforce AI Robots Limited (BVI), a BVI company;

●	Guardforce AI (Hong Kong) Co., Limited, a Hong Kong company;

●	Horizon Dragon Limited (BVI), a BVI company;

●	Southern Ambition Limited (BVI), a BVI company;

●	Guardforce AI Group Co., Limited (Thailand), a Thailand company;

●	Guardforce Cash Solutions Security (Thailand) Co., Ltd., a Thailand company;